Todd Lunsford

12 Tradition Lane
Brentwood, TN 37021

Nano Magic
Attention: Tom Berman
31601 Research Park Drive
Madison Heights, MI 48071

May 15, 2021

Dear Tom,

As you know, when being invited and ultimately accepting the opportunity to serve on the board of Nano Magic, I was an Advisor to the Quicken Loans family of companies and did not have full-time responsibilities. Since that time, I have rejoined Rocket Loans as President and have had more full-time responsibilities. Like you, I pour myself into my major mission and use every spare moment to focus and move our company forward.

I have admired and even used your passion as inspiration for rededicating myself to ensuring that Rocket Loans is focused on necessary long-term strategic goals to add value to the Rocket family of companies. As a result, I request that the Board accept my resignation as a director.

Despite the fact that I will no longer be involved, I respect and appreciate the strong growth Nano has experienced under your and the Board's leadership. I have truly enjoyed getting to know you all and have complete confidence that Nano Magic is well on it's way to achieving the success it deserves.

Sincerely,

Todd Lunsford